Exhibit 99.1

TOREADOR ANNOUNCES FIRST GAS ONSHORE IN TURKEY AND PROVIDES OPERATIONAL UPDATE

•	Gas flowing from South Akcakoca Sub-basin project offshore Turkey
•	Final test results from Alapli-1 yield approximately 7 million cubic feet of gas per day
•	In Romania, two exploration wells in a multi-well program declared dry holes
•	Dry hole charges in first quarter expected to be $12 to $14 million

DALLAS, TEXAS – (March 29, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) and its joint venture partners TPAO (the Turkish national oil company) and Stratic Energy Corporation today provided an update on operations in the South Akcakoca Sub-basin project offshore Turkey in the Black Sea. Toreador also provided an update on its first two Romanian exploration wells.

Akkaya platform tie-in complete, Dogu Ayazli platform tie-in nearly finished

The first two production platforms in the first phase of development of the South Akcakoca Sub-basin are in place and first gas sales are expected soon. The Akkaya production platform has been tied into the offshore pipeline and the Akkaya-1a, -2 and -3 wells have been tied into the production manifold on the platform. Gas has begun to flow from the Akkaya platform into the offshore pipeline and the onshore production facility. This initial flow is being used to purge the nitrogen in the offshore pipeline, the production facility and the onshore pipeline to prepare the system for first gas sales. Once the pipelines and plant are filled, the compressors will be test run and pressure built up in the onshore pipeline in readiness for first gas sales.

The tie-in of the Dogu Ayazli platform and Dogu Ayazli-1 and -2 wells is nearly complete, with commissioning checks and communications tests with onshore control systems to follow. Once the testing is complete, gas flow from the Dogu Ayazli platform will begin into the offshore pipeline and will be combined with the flow from the Akkaya platform.

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Final test results from Alapli-1 well yield commingled flowrate of 7 million cubic feet of gas per day

The Alapli-1 well, which lies just outside the South Akcakoca Sub-basin but within the Toreador-TPAO-Stratic joint venture area, yielded a final test result of approximately 7 million cubic feet of gas per day from 15 meters of perforations. The three zones were between 1,068 and 1,242 meters true vertical depth in the Eocene-age Kusuri formation. The final test was a commingled flow from all three zones through a 32/64-inch choke with a flowing pressure of approximately 1,080 psi.

Toreador has a 36.75% interest in the well, TPAO has 51% interest and Stratic has the remaining 12.25% interest.

Naeni-6 and Naeni-2 Bis wells plugged and abandoned

In Romania, the Naeni-6 well was drilled to a total depth of 1,657 meters and was plugged and abandoned as a dry hole after logging. The Naeni-2 Bis, which was on suspended status, has now been declared a dry hole. The wells were the first two drilled in a multi-well exploration program planned for 2007 and 2008 in the company’s Viperesti block. The outcome of the wells does not affect the viability of the other prospects in the block.

As a “successful efforts” reporter, the company expects to take charges to its income in the first quarter from these two wells, in addition to the expense of other previously announced dry holes, in the amount of approximately $12 to $14 million.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product

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demand, transportation restriction, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net